Exhibit 3.2

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “APACHE CORPORATION”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF MAY, A.D. 2015, AT 5:12 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

0482215 8100 150681281	Jeffrey W. Bullock, Secretary of State
	AUTHENTICATION:	2380542
	DATE:	05-15-15
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division or Corporations Delivered 05:49 PM 05/14/2015 FILED 05:12 PM 05/14/2015 SRV 150681281 - 0482215 FILE

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

Apache Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of Apache Corporation held on February 3 - 5, 2014, a resolution was duly adopted proposing amendment of the Restated Certificate of Incorporation of the corporation for stockholder approval at the annual meeting of the stockholders of Apache Corporation held in May 2014, and at a meeting of the Board of Directors of Apache Corporation held on February 18 and 19, 2015, the Board of Directors of Apache Corporation determined that such resolution was confirmed proposing the amendment of the Restated Certificate of Incorporation of the corporation for stockholder approval at the annual meeting of the stockholders of Apache Corporation held on May 14, 2015 as set forth on Exhibit A hereto and declaring the amendment to be advisable.

SECOND: That at the annual meeting of the stockholders of Apache Corporation held on May 14, 2015, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the amendment was duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That Article NINTH of the Restated Certificate of Incorporation of the corporation is hereby amended as set forth on Exhibit A and that, except as set forth on Exhibit A, all other provisions of the Restated Certificate of Incorporation of the corporation shall remain in full force and effect.

FIFTH: This amendment shall become effective upon filing.

IN WITNESS WHEREOF, Apache Corporation has caused this certificate to be signed by John J. Christmann, its Chief Executive Officer and President, and attested by Cheri L. Peper, its Corporate Secretary, this 14th day of May 2015.

APACHE CORPORATION

By:

John J. Christmann
Chief Executive Officer and President

ATTEST:

By:

Cheri L. Peper, Corporate Secretary

EXHIBIT A

TO

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

The Restated Certificate of Incorporation of Apache Corporation shall be amended by amending Article NINTH, to read in its entirety as follows;

“NINTH. The number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office.

Commencing with the 2016 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2017 annual meeting of stockholders; at the 2017 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a one-year term expiring at the 2018 annual meeting of stockholders; and at each annual meeting of stockholders thereafter, all directors shall be elected for one-year terms expiring at the next annual meeting of stockholders. Until the following transition has been completed, the Board of Directors shall be classified and divided into three classes, after which the classification shall expire. As a result, the directors who were elected at the 2015 annual meeting of stockholders will serve for a term expiring at the 2018 annual meeting of stockholders. The directors who were elected at the 2014 annual meeting of stockholders will serve for a term expiring at the 2017 annual meeting. The directors who were elected at the 2013 annual meeting of stockholders will serve for a term expiring at the 2016 annual meeting.

A majority of the directors then in office, in their sole discretion and whether or not constituting less than a quorum, may elect a replacement director to serve during the unexpired term of any director previously elected whose office is vacant as a result of death, resignation, retirement, disqualification, removal, or otherwise, and may elect directors to fill any newly created directorships created by the Board. At any election of directors by the Board of Directors to fill any vacancy caused by an increase in the number of directors, the terms of office for which candidates are nominated and elected shall be divided as set forth in the immediately preceding paragraph.

Each director shall be elected and serve until his or her successor shall have been duly elected and qualified unless he or she shall have resigned, become disqualified, deceased or disabled, or shall otherwise have been removed from office.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the by-laws of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution passed by a majority of the whole Board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the Corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, to sell, lease, or exchange all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient and for the best interest of the Corporation.

In the absence of fraud, no contract or other transaction between this Corporation and any other corporation shall be affected by the fact that any director of this Corporation is interested in, or is a director or officer of, such other corporation, and any director, individually or jointly, may be a party to, or may be interested in, any contract or transaction of this Corporation or in which this Corporation is interested; and no contract, or other transaction of this Corporation with any person, firm, or corporation, shall be affected by the fact that any director of this Corporation is a party to, or is interested in, such contract, act, or transaction, or in any way connected with such person, firm, or corporation, and every person who may become a director of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association, or corporation in which he may be in any way interested.”